Exhibit 10.38
SUPPLEMENTAL EMPLOYMENT AGREEMENT
This Agreement is dated June 13, 2008 and is made between:
(1)	DAVID PARCELL (“You”); and

(2)	VERINT SYSTEMS UK LIMITED (“the Company”)
RECITALS
(A)	Your original contract of employment was made between you and COMVERSE INFOSYS UK Limited (“Comverse”) and was signed by you on 16 April 2001 (“the Contract”).

(B)
The parties acknowledge that you are currently employed under the terms and conditions set out in the Contract, save that you are now employed by the Company rather than Comverse. Accordingly, all references to Comverse in the Contract should be substituted with the Company’s name.

(C)
The parties intend by this Agreement to vary the terms of the Contract by mutual agreement. Where any term of this Agreement differs from any term of the Contract, the parties intend that the terms of this Agreement shall prevail.

VARIATIONS TO THE CONTRACT
1.	Severance Bonus

1.1
In the event that your employment is terminated by the Company for any reason other than for Cause (as defined in sub-clause 1.2 below) or you resign for Good Reason (as defined in sub-clause 1.2 below) you will be entitled to receive a Severance Bonus in the amount of six (6) months’ base salary (the level of which being that in effect on the date of termination of your employment (“the Termination Date”)) less such statutory deductions as the Company is obliged to make, payable in regular instalments for the applicable period in accordance with the Company’s normal payroll practices. This severance bonus is in addition to your notice period as defined in your original contract of employment.

1.2	For the purposes of this Agreement, the following terms shall have the following meanings:
(a)	“Cause” shall mean:
(i)	termination for a reason set out in sub-clause 15.3 of the Contract; or

(ii)	wilful and intentional breach by you of your obligations to the Company or of the Contract which is materially harmful to the Company; or

(iii)	wilful misconduct, or any dishonest or fraudulent act or omission which is materially harmful to the Company; or

(iv)	a violation of any securities or financial reporting laws, rules or regulations or any policy of the Company relating to the foregoing; or

(v)	violation of the Company’s policies on harassment, discrimination or substance abuse; or

(vi)	your gross negligence, gross neglect of duties or gross insubordination
PROVIDED THAT you do not cure such misconduct described in (ii), (iii) or (vi), or such misconduct is not susceptible to cure, within 15 days following your receipt from the Company of written notice of the same.
(b)	“Good Reason” shall mean:
(i)	a significant reduction in your duties, position or reporting status; or

(ii)
the assignment to you of duties which are materially inconsistent with your status or represent a material adverse alteration in the nature of your duties and/or responsibilities, reporting obligations, titles or authority PROVIDED THAT Good Reason shall not exist where such an assignment or alteration is due solely to the Company ceasing to be an issuer of registered securities; or

(iii)	a material reduction by the Company in your base salary; or

(iv)	the relocation of your office location by more than 50 miles,
PROVIDED THAT save in respect of (iv) above, the above events shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from you of written notice of the event which constitutes Good Reason, and “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice prior to such date.
(c)	“Associated Company” shall mean:
(i)	a holding company or subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985); or

(ii)	a company over which the Company has control (within the meaning of section 840 of the Income and Corporation Taxes Act 1988).
1.3
For the avoidance of doubt, in the event that your employment is terminated for Cause or by you for any reason which is not a Good Reason, you are not entitled to receipt of the benefits set out in sub-clause 1.1 above.

2.	Annual Bonus

2.1
If, as part of your terms and conditions as at the Termination Date, you are eligible to be considered for an annual bonus (“the Annual Bonus”), the following conditions will apply on termination of your employment:

(a)
if your employment is terminated by you for Good Reason or your employment is terminated by the Company for any reason other than for Cause, you will be paid a pro-rata Annual Bonus (less such statutory deductions as the Company is obliged to make) as soon as reasonably practicable following the Termination Date, assessed on the basis of full achievement of all applicable targets, and calculated as follows:

(i)	where the Termination Date falls prior to the end of the current fiscal year, a pro-rata bonus in respect of the current fiscal year; or

(ii)
where the Termination Date falls after the end of the current fiscal year, the entire bonus in respect of the fiscal year in which notice is served and a pro-rata bonus in respect of the proportion of the following fiscal year covered by the remaining part of the notice period;

(b)
for the avoidance of doubt, if your employment is terminated by the Company for Cause, or by you for a reason which is not a Good Reason, you are not entitled to receipt of the benefits set out in sub-clause 2.1(a) above.

2.2
In the event that you become “disabled” for the purposes of receiving permanent health insurance, the Company will exercise its discretion to pay you a pro-rata Annual Bonus (less such statutory deductions as the Company is obliged to make), assessed in the same way as that described at sub-clause 2.1(a) above. Should you remain so disabled in future fiscal years thereafter, the payment of any Annual Bonus will be entirely at the Company’s discretion.

3.	Termination by Reason of Your Death

3.1
Your employment shall terminate immediately upon your death. However, in such circumstances your Estate shall be entitled to receive, subject to any statutory deductions the Company is required to make, the following payments and benefits:

(a)	all accrued but unpaid base salary and pension contributions in respect of the period up to and including the date of your death;

(b)
an Annual Bonus in respect of the fiscal year in which your death occurs, assessed on the basis of full achievement of all applicable targets and calculated on a pro-rata basis according to the proportion of the fiscal year that shall have elapsed up to and including the date of your death; and

(c)
any sums received by the Company in respect of your life assurance policy as a consequence of your death, other than where you have previously nominated a specific beneficiary or beneficiaries in respect of such sums, in which case they will be paid directly to such beneficiary(ies) in accordance with your wishes.

4.	Indemnification and Directors and Officers Liability Insurance

4.1
The Company and its successors and/or assignees will indemnify, hold harmless and defend you to the fullest extent possible by applicable law and the Company’s Certificate of Incorporation with respect to any claims that may be brought against you arising out of or related to any action taken or not taken by you in your capacity as an employee or officer of the Company or any of its Associated Companies.

4.2
You shall be covered in respect of your activities as an officer of the Company, or any of its Associated Companies, by the Company’s (or any of its Associated Companies’) Directors and Officers Liability Policy with a top rated insurer with standard coverage (with respect to scope and period) and deductibles in a total policy amount not to be less than US$10,000,000 or other comparable policies (if any) obtained by the Company’s (or any of its Associated Companies’) successors, to the fullest extent permitted by such policies.

5.	Additional Bonus

5.1
In the event that your employment is terminated by the Company for any reason other than for Cause or your resign for Good Reason, then in addition to the benefits set out in sub-clause 1.1 above, you will be entitled to an additional bonus (“Additional Bonus”) of an amount equivalent to the average Annual Bonus actually paid to you in the 3 most recently completed years’ service, less such statutory deductions as the Company is obliged to make, such amount to be payable in equal monthly instalments over a 12 month period following such termination.

5.2	For the avoidance of doubt, if your employment is terminated by the Company for Cause, or you resign for a reason which is not a Good Reason, you are not entitled to receive the Additional Bonus.

6.	Change of Control

6.1
If your employment is terminated for any reason other than for Cause, or you resign for Good Reason within: (a) 365 days following the occurrence of a Change in Control or (b) between the date Verint Systems Inc approves the execution of a definitive agreement which will result in a Change in Control and the occurrence of such Change in Control, then all your outstanding stock options shall vest immediately and become exercisable and the restriction period (including vesting requirements) on any restricted stock and restricted stock units held by you shall lapse and any other vesting requirements with respect to other equity awards held by you shall lapse and be disregarded.

6.2	For the purposes of this Agreement, Change in Control shall mean:
(a)	the acquisition by any person, entity or Associated Company (other than Comverse Technology, Inc), in one or a series of transactions of more than 50% of the voting power of Verint Systems Inc.; or

(b)	the requirement that any person, entity or Associated Company (other than Comverse Technology, Inc), consolidate with its financial results the financial results of Verint Systems Inc.; or

(c)	a merger or consolidation in which the holders of Verint Systems Inc’s. equity securities would not be holders of 50% or more of the voting power of the merged or consolidated entity; or

(d)	a sale of all or substantially all of Verint Systems Inc’s. assets; or

(e)
during any period of 2 consecutive years, Incumbent Directors cease to constitute at least a majority of Verint Systems Inc’s. Board. “Incumbent Directors” shall mean: (i) the directors who were serving at the beginning of such 2 year period, (ii) any directors whose election or nomination was approved by the directors referred to in (i) or by a director approved in this point (ii), and (iii) at any time that Comverse Technology, Inc owns the majority of the voting power of Verint Systems Inc., any director nominated by Comverse Technology, Inc.

7.	Clawback of Bonus and/or Incentive Awards

7.1	In the event that:
(a)
due in whole or in part to any fraud, dishonesty, or misconduct on your part (which shall be determined by the Company in its absolute sole discretion), the financial statements or company accounts of Verint Systems Inc. for any fiscal year or years beginning with the fiscal year in which this Agreement becomes effective are required to be restated or resubmitted due to material non-compliance with any financial reporting requirement under any applicable legislation (whether in the UK or in any other jurisdiction), you shall, at the request of the Company and without making any claim for compensation in respect thereof, immediately repay, return or forfeit, as applicable, all (or such proportion as the Company shall in its absolute sole discretion determine) of any Annual Bonus or other bonus award (including the Additional Bonus, [but specifically excluding any “Special Bonus” paid to you in the amount of $120,000 in respect of fiscal year 2007]) or incentive award (including any equity awards such as stock options or restricted stock units, but specifically excluding any shares of restricted stock) as shall have been made to you or, as applicable, may otherwise be due to be made to you, in relation to the fiscal year or years required to be restated or resubmitted

PROVIDED THAT the maximum amount recoverable from you shall be limited to the amount by which the relevant bonus and/or other incentive compensation award is to be repaid, returned or forfeited exceeds the amount that would have been due to you (as determined by the Company in its absolute sole discretion) had the financial statements or company accounts of Verint Systems Inc. for the relevant fiscal year or years been initially filed as subsequently restated or resubmitted. In no event shall the amount to be recovered by the Company be less than the amount to be repaid or recovered as a matter of law or regulation.
7.2	The Company shall determine, in its absolute sole discretion, whether it shall effect any such recovery by way of:
(a)	immediately seeking repayment from you;

(b)	reducing the amount that would otherwise be payable to you under any Annual Bonus or other incentive arrangement maintained by the Company;

(c)	withholding payment of any future increases in salary or any Annual Bonus or other incentive awards that would otherwise have been made to you; or

(d)	by any combination of the foregoing.
7.3
You agree for the purposes of section 13 of the Employment Rights Act 1996 that, where the circumstances of this clause 7 are fulfilled, the Company may make appropriate deductions from any remuneration to which you would otherwise be entitled under any relevant bonus or other incentive plan (or by way of salary increase). It is however acknowledged and agreed that no such deductions may be made from the basic salary or pension contributions to which you shall be entitled at the time such deductions are made.

7.4
This clause is without prejudice to the Company’s right to terminate your employment by reason of gross misconduct in the event that it determines that you have been responsible for a mis-statement in the financial statements or company accounts of Verint Systems Inc.

8.	Post-Termination Restrictive Covenants

8.1	Your previously agreed obligations under clause 18 of the Contract shall be unaffected by this Agreement, save that:
(a)	the following words shall be added at the end of sub-clause 18.6.2: “... and being business of a type in which you were involved in the last 12 months or your employment (the “Restricted Business”);

(b)	the following words shall be added at the start of sub-clause 18.6.3: “For the purposes of carrying out the Restricted Business...”

(c)
the definition of “Restricted Area” in sub-clause 18.9 be substituted with the following: “England, Scotland, Wales, Ireland and any country in Europe, the Middle East or Africa in which the Company or any Associated Company practices the Restricted Business; and

(d)	for the avoidance of doubt, you expressly acknowledge that your obligations previously relating to or owed to Comverse under clause 18 of the Contract now relate to and are owed to the Company.
9.	COMPROMISE AGREEMENT

9.1
Receipt of the benefits described at sub-clauses 1.1, 2.1, 5 and 6 above are conditional upon you signing a Compromise Agreement (or equivalent termination agreement), confirming your acceptance of the benefits in full and final settlement of all and any claims which you may have against the Company or any Associated Company.

SIGNED by:

/s/ David Parcell

David Parcell

SIGNED FOR and on behalf of	)
VERINT SYSTEMS UK LIMITED	)

Director

/s/ Peter Fante	Director/Company Secretary

Dated